EXHIBIT 99.1

Release date: February 9, 2005

TULLY’S COFFEE REVIEWS LEASE ACCOUNTING

Company extends filing deadline for quarterly report

SEATTLE – Tully’s Coffee Corporation (“Tully’s”) announced on Wednesday, February 9, 2005, that it has filed with the Securities and Exchange Commission (SEC) to extend the filing deadline for its quarterly report for the fiscal quarter ended December 26, 2004. The purpose of this extension is to provide time for Tully’s and its independent registered public accountants to complete a review of Tully’s accounting for properties under operating leases.

Recently a number of retailers, including some prominent companies in the restaurant industry, have announced corrections to their accounting for leases and the amortization of leasehold improvements. Certain of these companies have recorded corrections to depreciation and rent expense, and some of them have restated historical financial statements. In response to recently announced financial statement restatements by a number of public companies, the American Institute of Certified Public Accountants (“AICPA”) requested that the Office of the Chief Accountant of the SEC clarify the interpretation of certain accounting issues and their application under generally accepted accounting principles relating to operating leases. On February 7, 2005, the staff of the Office of the Chief Accountant of the SEC provided its views to the AICPA.

Tully’s management has reviewed these developments with the audit committee of the board of directors and with its independent registered public accountants. As a consequence of these developments, Tully’s management is conducting an analysis of Tully’s accounting with respect to its operating leases. In order to provide for sufficient time to complete this analysis and for a review of the results by the company’s independent registered public accountants, Tully’s has filed for a notification of late filing for its quarterly report on Form 10-Q for the fiscal quarter ended December 26, 2004, which was due to have been filed with the SEC by February 9, 2005.

In its letter to the AICPA, the SEC staff stated, among other things, that leasehold improvements in an operating lease should be amortized by the lessee over the shorter of the economic life of the improvements or the lease term (which should include lease renewal periods only when they are “reasonably assured” as that term is contemplated by Statement of Financial Accounting Standards No. 13), and that the SEC staff believes its views are based upon existing accounting literature (as opposed to a new interpretation of generally accounting accepted principles). Tully’s preliminary evaluation has identified a number of its leases where the leasehold improvements were amortized over an estimated economic life that included lease renewal options, and Tully’s is reevaluating this in the analysis of its operating lease accounting. Tully’s is analyzing the potential effects on its third-quarter and prior period financial statements.

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Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees and franchisees in Asia and the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S., in Seattle. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2004.

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